Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Incentive Award Plan and the 2021 Employee Stock Purchase Plan of Ginkgo Bioworks Holdings, Inc. of our reports dated February 29, 2024 with respect to the consolidated financial statements of Ginkgo Bioworks Holdings, Inc. and the effectiveness of internal control over financial reporting of Ginkgo Bioworks Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 29, 2024